Exhibit 99.1

101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE	For further information contact:
March 8, 2013	Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Announces Year-end and Fourth Quarter Results

Lafayette, IN - LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported net income for 2012 of $2.7 million or $1.70 per share, compared to net income of $539,000 or $0.35 per share for 2011.  For the fourth quarter, net income was $676,000 or $0.43 per share in 2012 compared to a loss of $600,000 or ($0.39) per share for the same period in 2011.  The increase in income in 2012 was primarily due to a $3.3 million or 61% decrease in the loan loss provision as a result of steps taken in 2011 to reduce problem loans, and a $1.4 million increase in the gain on the sale of mortgage loans offset by a $910,000 decrease in net interest income.

LSB President and CEO, Randolph F. Williams, stated, “We continued to focus on improving credit quality during the year.  A major improvement was the 51% decrease in non-performing assets from $13.8 million at December 31, 2011 to $6.7 million at December 31, 2012, which resulted in a ratio of non-performing assets to total assets of 1.85% at December 31, 2012 compared to 3.79% in 2011.    At December 31, 2012 we had $6.4 million of nonperforming loans of which $3.5 million were less than 90 days past due with $2.6 million of those less than 30 days past due.  Our allowance for loan losses was at 2.06% of total loans at December 31, 2012 compared to 1.73% in 2011.  We believe our improved credit quality positions us well to compete as the economy recovers.

Mr. Williams continued, “The core profitability of the bank remains strong.  Our net interest margin ended the year at 3.87%, down slightly from 4.02% at the end of 2011but still the second highest margin in the last five years.  As a community bank we generate our earnings primarily by gathering deposits and making loans so this is an important number for us. Our 91% loan-to-deposit ratio is further evidence that we consider ourselves first and foremost a community bank.”

“Our balance sheet shows our success in attracting and maintaining local deposits.  Our core deposits increased by $12.4 million in 2012 while wholesale funding and FHLB advances were down $5.5 million as we allowed maturing items to roll off.  We continue to deleverage, reducing loans by $22.3 million which, along with our strong earnings, was a factor in increasing our capital ratio from 9.93% to 10.68% at the end of 2012.”

In the fourth quarter the Company reinstated a $0.05 quarterly cash dividend, the equivalent of a 0.94% yield.  For the second consecutive year we are proud to have been named to the Indianapolis Business Journal’s top 25 performing Indiana stocks in 2012.

The closing price of LSB stock on March 7, 2013 was $20.98 per share as reported by the Nasdaq Global Market.

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)

Selected balance sheet data:	December 31, 2012	December 31, 2011

Cash and due from banks	$25,643	$18,552
Short-term investments	5,778	3,156
Interest bearing time deposits	1,740	---
Securities available-for-sale	28,004	13,845
Loans held for sale	1,363	3,120
Net portfolio loans	280,257	302,510
Allowance for loan losses	5,900	5,331
Premises and equipment, net	7,069	6,146
Federal Home Loan Bank stock, at cost	3,185	3,185
Bank-owned life insurance	6,595	6,434
Other assets	4,976	7,342
Total assets	364,610	364,290

Deposits	308,637	308,433
Federal Home Loan Bank advances	15,000	18,000
Other liabilities	2,018	1,683
Total liabilities	325,655	328,116

Shareholders’ equity	38,955	36,174
Book value per share	$25.04	$23.26
Equity / assets	10.68%	9.93%
Total shares outstanding	1,555,972	1,555,222

Deposit data:
Core deposits	167,704	155,279
Time deposits	140,933	153,154
Wholesale deposits (included in Time deposits)	13,690	16,244
FHLB Advances	15,000	18,000

Asset quality data:
Non-accruing loans	$6,443	$12,059
Loans past due 90 days still on accrual	---	---
Other real estate / assets owned	256	1,746
Total non-performing assets	6,699	13,805
Non-performing assets / total assets	1.84%	3.79%
Allowance for loan losses / non-performing loans	91.56%	44.21%
Allowance for loan losses / non-performing assets	88.06%	38.62%
Allowance for loan losses / total loans	2.06%	1.73%
Loans charged off	$1,710	$5,440
Recoveries on loans previously charged off	179	67

	Three months ended December 31,		Year ended December 31,
Selected operating data:	2012	2011	2012	2011

Total interest income	$3,675	$4,362	$15,720	$17,594
Total interest expense	695	991	3,225	4,189
Net interest income	2,980	3,371	12,495	13,405
Provision for loan losses	500	2,625	2,100	5,361
Net interest income after provision	2,480	746	10,395	8,044
Non-interest income:
Deposit account service charges	353	405	1,338	1,397
Gain on sale of mortgage loans	887	357	2,489	1,080
Gain(loss) on sale of available-for-sale securities	---	47	---	54
Gain(loss) on sale OREO	18	(261)	(97)	(700)
Other non-interest income	244	226	1,036	1,077
Total non-interest income	1,502	774	4,766	2,908
Non-interest expense:
Salaries and benefits	1,598	1,246	6,205	5,465
Occupancy and equipment, net	305	265	1,208	1,154
Computer service	150	142	618	576
Advertising	128	94	377	304
FDIC Insurance Premium	120	120	481	556
Other	616	700	2,081	2,204
Total non-interest expense	2,917	2,567	10,970	10,259
Income before income taxes	1,065	(1,044)	4,191	693
Income tax expense	389	(444)	1,532	154
Net income	676	(600)	2,659	539

Weighted average number of diluted shares	1,562,365	1,556,352	1,561,495	1,555,253
Diluted earnings per share	$0.43	$(0.39)	$1.70	$0.35

Return on average equity	7.38%	(6.52%)	7.32%	1.48%
Return on average assets	0.73%	(0.66%)	0.73%	0.15%
Average earning assets	$320,812	$330,144	$322,997	$333,278
Net interest margin	3.72%	4.09%	3.87%	4.02%
Efficiency ratio	73.10%	168.55%	72.32%	93.67%